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                                 Exhibit 99.1


                             FOR IMMEDIATE RELEASE


       BOSTON LIFE SCIENCES INITIATES DEVELOPMENT OF ITS ANTI-ANGIOGENIC
                      PRODUCT FOR OPHTHALMIC INDICATIONS


BOSTON, MA--JULY 16, 1997. BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced today that its anti-angiogenic product, Troponin I, apparently caused regression of blood vessels in a rat model of corneal neovascularization, and that the Company has therefore initiated its full-scale preclinical development program for ophthalmic indications. In this model, the corneas of rats were damaged in order to simulate a clinical ulcer or injury, and the animals were then treated with topical eye drops containing Troponin I. After four weeks, the treated animals had substantially less vascularization of their corneas as compared to control animals.

"This is a relatively severe physiologic model of corneal damage. The fact that Troponin eye drops seemed to produce regression of new blood vessels in this model is quite encouraging, and allows us to expand our preclinical development program to include potential ophthalmic indications for this product. We will now look at additional animal models of corneal and retinal neovascularization to work on clarifying dosing and formulation issues", stated Marc Lanser, MD, Chief Scientific Officer of BLSI. "We believe that the potential market for an effective anti-angiogenic compound to treat corneal and diabetic retinal diseases is substantial, and we are therefore very excited about the prospect of developing Troponin for these indications in addition to cancer", added Dr. Lanser.

BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include Altropane for the diagnosis of Parkinson's Disease; the above-mentioned anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1) for the treatment of stroke and spinal cord injuries; THERAFECTIN/(R)/ for the treatment of Rheumatoid Arthritis; and transcription factors to control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200